Exhibit 99.B(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Series Fund, Inc.

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for ING Alternative Beta Fund, a series of ING Series Fund, Inc.

/s/ KPMG LLP

Boston, Massachusetts

February 26, 2009